Exhibit 4.10

SECOND AMENDMENT TO THE COST SHARING AGREEMENT

By this SECOND AMENDMENT dated as of October 28, 2020 to the COST SHARING AGREEMENT, entered into by CASINO, SUDACO and CBD on August 1st, 2014 (“Cost Sharing Agreement”) the Parties:

CASINO GUICHARD PERRACHON S.A., a company duly incorporated and validly existing under the laws of France, with head offices at 1, Esplanade de France 42000 Saint-Etienne – France (“CASINO”);

CASINO SERVICES SAS, a company duly incorporated and validly existing under the laws of France, with head offices at 1, Esplanade de France 42000 Saint- Etienne – France (“CASINO SERVICES”);

HELICCO PARTICIPAÇÕES LTDA., a company duly incorporated and validly existing under the laws of Brazil, with head offices at Rua Libero Badaró, 293, 27th floor, 27-0, room 53, in the city of São Paulo/SP, registered with the CNPJ/ME under No. 12.972.326/0001-60 (“HELICCO”);

WILKES PARTICIPAÇÕES S.A., a company duly incorporated and validly existing under the laws of Brazil, with head offices at Avenida Brigadeiro Luis Antônio, 3126, Parte, Jardim Paulista, in the city of São Paulo/SP, registered with the CNPJ/ME under No. 04.745.350/0001-38 (“WILKES”), as legal successor of SUDACO PARTICIPAÇÕES LIMITADA. (“SUDACO”), as a result of the merger of such company into WILKES pursuant to article 227 of Brazilian Federal Law n. 6,404/1976;

EURIS, a “société par actions simplifiée” incorporated under the laws of France, with its registered head office t 83, rue du Faubourg Saint-Honoré 75008 Paris, registered with Paris Registre du Comnerce des Sociétés under number 348 847 062 (“EURIS”).

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO, a company duly incorporated and validly existing under the laws of Brazil, with head offices at Avenida Brigadeiro Luis Antonio, 3142, in the city of São Paulo/SP (“CBD”); and

SENDAS DISTRIBUIDORA S.A., a company duly incorporated and validly existing under the laws of Brazil, with head offices at [Avenida Ayrton Senna, 6000, LOT 2 PAL 48959 ANEXO A, Jacarepagua, in the City of Rio de Janeiro/RJ], registered with the CNPJ/ME under No. 06.057.223/0001-71 (“ASSAÍ” and together with CASINO, CASINO SERVICES, HELICCO, WILKES, EURIS and CBD, the “Parties”).

WHEREAS:

(i) CASINO, SUDACO and CBD have entered into the Cost Sharing Agreement in order to govern the cost sharing relationship among them. EURIS, HELICCO, and CASINO SERVICES, became parties to the Cost Sharing Agreement upon execution of the First Amendment to the Cost Sharing Agreement on October 30th, 2014, the two Joinder Agreements dated August 18, 2015 and August 1st, 2016, respectively. WILKES became a party to the Cost Sharing Agreement as legal successor upon the merger of SUDACO into it, which occurred on August 17, 2015 and since then remained benefiting from the Activities;

(ii) As disclosed in the Material Fact published by CBD on September 9th, 2020, the Board of Directors of CBD approved initiating a study to segregate CBD’s cash and carry unit through a partial spin-off of CBD and its wholly owned subsidiary ASSAÍ. Such spin-off will be preceded by the transfer of the shareholding interest currently held by ASSAÍ in Almacenes Éxito S.A. to GPA (the spin-off, together with the preceding transfer aforementioned, the “Potential Transaction”).

(iii) Upon the implementation of the Potential Transaction, the shares issued by ASSAÍ and held by CBD will be distributed to the CBD’s shareholders, on a pro rata basis. The distribution of shares will occur after the listing of ASSAÍ’s shares on the Novo Mercado segment of B3 S.A. – Brasil, Bolsa, Balcão, together with listing of ADRs representing ASSAI’s shares on the New York Stock Exchange (NYSE).

(iv) if the Potential Transaction is implemented, ASSAÍ shall become a party to the Cost Sharing Agreement to benefit from the Activities performed by CASINO, CASINO SERVICES, EURIS, HELICCO, WILKES and Joining Parties (as defined in the Cost Sharing Agreement).

NOW, THEREFORE, THE PARTIES AGREE to enter into this second amendment on the date hereof, pursuant to the following terms and conditions.

1.	DEFINITIONS

All terms used in this Second Amendment but not defined herein shall have the same meanings ascribed to them in the Cost Sharing Agreement.

2.	CHANGES TO THE COST SHARING AGREEMENT

2.1	Conditioned upon the implementation of the Potential Transaction, the Parties agree that ASSAÍ shall become a party to the Cost Sharing Agreement, with no further act required in addition to the execution of this Second Amendment by the Parties. This Second Amendment shall not be effective before the implementation of the Potential Transaction. If the Parties and their shareholders cease to pursue the Potential Transaction, this Second Amendment shall be automatically terminated.

2.2	The Parties agree that upon the occurrence of the condition set forth in Section 2.1, all references to CBD in the Cost Sharing Agreement shall read as references to CBD and/or ASSAÍ, unless the context requires otherwise. As a result, (a) all Activities undertaken to be performed by CASINO, CASINO SERVICES, EURIS, HELICCO, WILKES and Joining Parties pursuant to the terms and conditions of the Cost Sharing Agreement shall be in the benefit of CBD and ASSAÍ; and (b) ASSAÍ also undertakes to reimburse CASINO, CASINO SERVICES, EURIS, HELICCO, WILKES and any applicable Joining Parties for the costs incurred by each of them in connection with the Activities performed in the benefit of ASSAÍ.

2.3	The Parties agree that this Second Amendment, in particular Section 2.2 above, is not intended to create, and does not create, any joint and several liability for ASSAÍ and CBD under the Cost Sharing Agreement. Each of CBD and ASSAÍ shall be liable for its own obligations and responsibilities under the Cost Sharing Agreement.

2.4	The Parties agree to add the following information to Section 7.7 of the Cost Sharing Agreement:

If to ASSAÍ:

Sendas Distribuidora S.A.

Avenida Ayrton Senna, nº 6.000, Lote 2, Pal 48959, Anexo A, Jacarepaguá,
Rio de Janeiro/RJ, CEP 22775-005, Brazil.

Marked for the attention of the CEO

Copy to the attention of General Counsel

2.5	The Parties ratify all other terms and conditions not modified by this Second Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Second Amendment to Cost Sharing Agreement to be duly executed and delivered as of the day and year first above written.

October 28, 2020.

CASINO GUICHARD PERRACHON S.A.

/s/ Bernard Petit
Name: Bernard Petit
Title: Attorney-in-fact

[Second page of signatures of the Second Amendment to Cost Sharing Agreement signed by and between Casino Guichard Perrachon S.A., Helicco Participações Ltda., Companhia Brasileira de Distribuição, Euris and Sendas Distribuidora S.A. on October 28, 2020]

CASINO SERVICES SAS

/s/ Bernard Petit
Name: Bernard Petit
Title: Chief Executive

HELICCO PARTICIPAÇÕES LTDA.

/s/ Carlos Eduardo Prado
Name: Carlos Eduardo Prado
Title: Officer

WILKES PARTICIPAÇÕES S.A.

/s/ Carlos Eduardo Prado
Name: Carlos Eduardo Prado Title: Officer

EURIS

/s/ Didier Lévêque
Name: Didier Lévêque
Title: General Secretary

[Third page of signatures of the Second Amendment to Cost Sharing Agreement signed by and between Casino Guichard Perrachon S.A., Helicco Participações Ltda., Companhia Brasileira de Distribuição, Euris and Sendas Distribuidora S.A. on October 28, 2020]

COMPANHIA BRASILEIRA DE DISTRIBUIÇÃO

/s/ Marcelo Acerbi de Almeida	/s/ Guillaume Michaloux
Name: Marcelo Acerbi de Almeida	Name: Guillaume Michaloux
Title: Attorney-in-fact	Title: Attorney-in-fact

SENDAS DISTRIBUIDORA S.A.

/s/ Belmiro de Figueiredo Gomes	/s/ Daniela Sabbag Papa
Name: Belmiro de Figueiredo Gomes	Name: Daniela Sabbag Papa
Title: Officer	Title: Officer

Witnesses:

/s/ Geovani Diogo Jardim de Sousa	/s/ Raquel de Souza L Monteiro
Name: Geovani Diogo Jardim de Sousa	Name: Raquel de Souza L Monteiro
ID: (RG 49.433.380-7)	ID: (RG 43.195.522-0)

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